Exhibit 99.1

Intrexon Announces Second Quarter and First Half 2015 Financial Results

– Record quarterly revenues of $44.9 million and Adjusted EBITDA of $54.4 million –

– GAAP net loss of $40.7 million and pro forma net income of $0.9 million excluding ZIOPHARM Oncology special stock dividend –

– Technology access fees and reimbursement of R&D services covered 187% of cash opex in 1H –

GERMANTOWN, MD, August 10, 2015 – Intrexon Corporation (NYSE: XON), a leader in synthetic biology, today announced its second quarter and first half results for 2015.

Business Highlights and Recent Developments:

•	During the second quarter, Intrexon’s exclusive collaboration and license agreement with the biopharmaceutical business of Merck KGaA, Darmstadt, Germany, to develop and commercialize chimeric antigen receptor T-cell (CAR-T) cancer therapies became effective, resulting in the receipt of $115 million, 50% of which is payable to ZIOPHARM Oncology, Inc., as an upfront fee in July 2015. Focused on the generation of leading-edge products that empower the immune system in a regulated manner, the collaboration’s first two CAR-T targets of interest have been selected and Intrexon has initiated research and development efforts on these programs;

•	Granted a special stock dividend of ZIOPHARM Oncology, Inc. (NASDAQ: ZIOP) shares owned by Intrexon to its shareholders valued at approximately $172 million at the time of distribution. Holders of Intrexon common stock received 0.162203 shares of ZIOPHARM common stock at $9.67 per share with respect to each outstanding share of Intrexon common stock they owned;

•	Announced a Cooperative Research and Development Agreement with the National Cancer Institute (NCI). The principal goal is to develop and evaluate improved adoptive cell transfer-based immunotherapies (ACT) using NCI proprietary methods for the identification of autologous peripheral blood lymphocytes with naturally occurring endogenous anti-tumor activity combined with the RheoSwitch Therapeutic System® for introducing spatially and temporally controlled interleukin-12 (IL-12) expression in ACT/PBL/IL-12 for the treatment of patients with solid tumor malignancies;

•	Completed the acquisition of Okanagan Specialty Fruits, the pioneering agricultural company behind the Arctic® apple, the world’s first non-browning apple without the use of any flavor-altering chemical or antioxidant additives;

•	Entered into a multi-year collaboration with an investment fund sponsored by Harvest Capital Strategies, LLC. The fund is dedicated to the inventions and discoveries of Intrexon and will have the exclusive rights of first-look and first negotiation for Intrexon’s investment proposals suitable for pursuit by a startup. The fund will be complementary to Intrexon’s ongoing programs and will not prohibit the Company’s ability to execute other collaborations and joint ventures;

•

In collaboration with Fibrocell Science, Inc. (NASDAQ: FCSC) announced submission of an Investigational New Drug Application to the U.S. Food and Drug Administration for FCX-007 for the treatment of recessive dystrophic epidermolysis bullosa (RDEB). RDEB is a debilitating genetic skin disorder caused by a mutation in the gene encoding type VII collagen (COL7), a protein that forms anchoring fibrils which hold together the layers of skin. Additionally, the companies reported positive proof-of-concept data from in vivo pre-clinical studies for FCX-007. Fibrocell expects to initiate a Phase I/II clinical trial by year-end to evaluate the safety, mechanism of action, and efficacy of FCX-007;

•	Expanded relationship with Oragenics (NYSE MKT: OGEN) through a new Exclusive Channel Collaboration (ECC) to pursue development of biotherapeutics for oral mucositis and other diseases of the oral cavity, throat, and esophagus, including clinical advancement of ActoBiotics™ AG013 for the treatment of oral mucositis; and

•	In conjunction with Oragenics, announced selection of lead clinical candidate for the lantibiotics program and reported positive in vivo efficacy data in critical animal study on multiple compounds from Oragenics’ Mutacin 1140 platform. Lantibiotics are a class of antibiotics with a novel mechanism of action active against a broad spectrum of Gram-positive bacteria, including multi-drug resistant infectious bacteria, which could provide an important new tool in the fight against global bacterial antibiotic resistance.

Second Quarter Financial Highlights:

•	Total revenues of $44.9 million, an increase of 281% over the second quarter of 2014;

•	Net loss of $40.7 million attributable to Intrexon, or $(0.37) per basic share;

•	Excluding the special stock dividend of ZIOPHARM Oncology, Inc. shares, Pro Forma Net Income Attributable to Intrexon during the second quarter would have been of $0.9 million, or $0.01 per basic share;

•	Adjusted EBITDA of $54.4 million, or $0.50 per basic share; and

•	Cash consideration received for reimbursement of research and development services, Cost Recovery, covered 60% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries).

First Half Financial Highlights:

•	Total revenues of $78.7 million, an increase of 301% over the first half of 2014;

•	Net loss of $13.6 million attributable to Intrexon, or $(0.13) per basic share;

•	Excluding the special stock dividend of ZIOPHARM Oncology, Inc. shares, Pro Forma Net Income Attributable to Intrexon during the first half would have been $28.0 million, or $0.26 per basic share;

•	Adjusted EBITDA of $39.8 million, or $0.37 per basic share; and

•	Total consideration received for technology access fees and reimbursement of research and development services covered 187% of cash operating expenses (exclusive of operating expenses of consolidated subsidiaries).

“We continue satisfactorily to balance contemporary inputs to outputs while advancing a growing portfolio of programs that should provide significant and unburdened contribution to our bottom line,” commented Randal J. Kirk, Chairman and Chief Executive Officer of Intrexon. “The scalability of our technology platforms and our organizational model are allowing us to grow our company rapidly across an ever diversifying array of great product candidates while we add important new talent to our team. That we can execute such an ambitious plan while also making acquisitions that provide positions of genuine industrial leadership is a testament to the great team that so zealously advances our mission to ‘power the bioindustrial revolution.’”

Second Quarter 2015 Financial Results Compared to Prior Year Period

Total revenues were $44.9 million for the quarter ended June 30, 2015 compared to $11.8 million for the quarter ended June 30, 2014, an increase of $33.1 million, or 281%. Product revenue includes $12.6 million from the sale of pregnant cows, live calves and the sale of livestock used in production. Service revenue totaling $11.6 million relates to the provision of in vitro fertilization and embryo transfer services performed. Collaboration revenues increased $5.4 million due to (i) the recognition of deferred revenue for upfront payments received from our license and collaboration agreement with the biopharmaceutical business of Merck KGaA, which became effective in May 2015, and from collaborations signed by us between July 1, 2014 and June 30, 2015, (ii) the recognition of research and development services performed by us pursuant to these new collaborations, and (iii) increased research and development services performed by us related to collaboration programs in effect prior to July 1, 2014 as a result of progression of current programs and the initiation of new programs with these collaborators.

Total operating expenses were $62.3 million for the quarter ended June 30, 2015 compared to $29.9 million for the quarter ended June 30, 2014, an increase of $32.4 million, or 108%. Research and development expenses were $20.4 million for the quarter ended June 30, 2015 compared to $14.4 million for the quarter ended June 30, 2014, an increase of $5.9 million, or 41%. Salaries, benefits and other personnel costs increased $2.5 million due to (i) increases in research and development headcount to support the new collaborations discussed above, and (ii) compensation expenses related to performance and retention incentives for research and development employees. Lab supplies and consultants increased $2.1 million due to the increased level of research and development services provided to our collaborators. Selling, general and administrative expenses were $23.7 million for the quarter ended June 30, 2015 compared to $15.4 million for the quarter ended June 30, 2014, an increase of $8.3 million, or 54%. Salaries, benefits and other personnel costs increased $5.5 million due to (i) the inclusion of selling, general and administrative employees of companies we have acquired since July 1, 2014, including Trans Ova and ActoGeniX, and (ii) compensation expenses related to performance and retention incentives for general and administrative employees. Depreciation and amortization increased $0.8 million primarily as a result of property and equipment and intangible assets acquired from Trans Ova. Total operating expenses for the quarter ended June 30, 2015 also include $18.2 million of products and services costs which primarily consist of employee compensation costs, livestock, feed, drug supplies and facility charges related to the production of such products and services.

Total other expense, net, was $21.0 million for the quarter ended June 30, 2015 compared to $33.8 million for the quarter ended June 30, 2014, a decrease of $12.8 million, or 38%. This decrease was primarily related to the changes in the value of our securities portfolio, including a realized gain of $81.4 million which resulted from the special stock dividend of all of our shares of ZIOPHARM to our shareholders in June 2015.

First Half 2015 Financial Results Compared to Prior Year Period

Total revenues were $78.7 million for the six months ended June 30, 2015 compared to $19.6 million for the six months ended June 30, 2014, an increase of $59.1 million, or 302%. Product revenue includes $20.1 million from the sale of pregnant cows, live calves and the sale of livestock used in production. Service revenue totaling $20.0 million relates to the provision of in vitro fertilization and embryo transfer services performed. Collaboration revenues increased $12.4 million due to (i) the recognition of deferred revenue for upfront payments received from our license and collaboration agreement with the biopharmaceutical business of Merck KGaA, which became effective in May 2015, collaborations signed by us between July 1, 2014 and June 30, 2015 and our collaboration with Intrexon Energy Partners, which was signed in March 2014, (ii) recognition of research and development services performed by us pursuant to these new collaborations, and (iii) increased research and development services performed by us for collaborations in effect prior to July 1, 2014 as a result of the progression of current programs and the initiation of new programs with these collaborators.

Total operating expenses were $183.3 million for the six months ended June 30, 2015 compared to $55.6 million for the six months ended June 30, 2014, an increase of $127.7 million, or 230%. Research and development expenses were $99.7 million for the six months ended June 30, 2015 compared to $26.5 million for the six months ended June 30, 2014, an increase of $73.2 million, or 276%. In January 2015, we issued 2,100,085 shares of our common stock valued at $59.6 million to the University of Texas MD Anderson Cancer Center, or MD Anderson, in exchange for an exclusive license to certain technologies owned by MD Anderson. Salaries, benefits and other personnel costs increased $5.9 million due to (i) increases in research and development headcount to support the new collaborations discussed above, and (ii) compensation expenses related to performance and retention incentives for research and development employees. Lab supplies and consultants expenses increased $4.0 million as a result of the increased level of research and development services provided to our collaborators. Selling, general and administrative expenses were $51.3 million for the six months ended June 30, 2015 compared to $29.0 million for the six months ended June 30, 2014, an increase of $22.3 million, or 77%. Salaries, benefits and other personnel costs increased $13.4 million due to (i) the inclusion of selling, general and administrative employees of companies we have acquired since July 1, 2014, including Trans Ova and ActoGeniX, and (ii) compensation expenses related to performance and retention incentives for general and administrative employees. Stock-based compensation expenses for the annual options granted to our non-employee directors, pursuant to our non-employee director compensation policy, increased $1.0 million due to a higher grant-date fair value in 2015 compared to 2014. Legal and professional expenses increased $2.7 million primarily due to costs associated with acquisitions, the license agreement with MD Anderson, the January 2015 public securities offering and other business development activity. Depreciation and amortization increased $1.6 million primarily as a result of property and equipment and intangible assets acquired from Trans Ova. Total operating expenses for the six months ended June 30, 2015 also include $32.1 million of products and services costs which primarily consist of employee compensation costs, livestock, feed, drug supplies and facility charges related to the production of such products and services.

Total other income, net, was $94.7 million for the six months ended June 30, 2015 compared to total other expense, net, of $11.8 million for the six months ended June 30, 2014, an increase of $106.5 million, or 903%. This increase was primarily related to the changes in the value of our securities portfolio, including a realized gain of $81.4 million which resulted from the special stock dividend of all of our shares of ZIOPHARM to our shareholders in June 2015.

Conference Call and Webcast

The Company will host a conference call on August 10, 2015, at 5:30 PM ET to discuss the second quarter and first half 2015 financial results and provide a general business update. The conference call may be accessed by dialing 1-888-346-3959 (Domestic US) and 1-412-902-4262 (International) and asking to join the “Intrexon Corporation Call.” Participants may also access the live webcast through Intrexon’s website in the Investors section under Calendar of Events.

About Intrexon Corporation

Intrexon Corporation (NYSE: XON) is Powering the Bioindustrial Revolution with Better DNA™ to create biologically-based products that improve the quality of life and the health of the planet. The Company’s integrated technology suite provides its partners across diverse markets with industrial-scale design and development of complex biological systems delivering unprecedented control, quality, function, and performance of living cells. We call our synthetic biology approach Better DNA®, and we invite you to discover more at www.dna.com.

Non-GAAP Financial Measures

This press release presents Adjusted EBITDA, Adjusted EBITDA per share, Pro Forma Net Income Attributable to Intrexon and Pro Form Net Income Attributable to Intrexon Per Basic Share which are non-GAAP financial measures within the meaning of applicable rules and regulations of the Securities and Exchange Commission (SEC). For a reconciliation of these measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles and for a discussion of the reasons why the company believes that these non-GAAP financial measures provide information that is useful to investors see the tables below under “Reconciliation of GAAP to Non-GAAP Measures.” Such information is provided as additional information, not as an alternative to Intrexon’s consolidated financial statements presented in accordance with GAAP, and is intended to enhance an overall understanding of the Company’s current financial performance.

Trademarks

Intrexon, UltraVector, LEAP and Better DNA are trademarks of Intrexon and/or its affiliates. Other names may be trademarks of their respective owners.

Safe Harbor Statement

Some of the statements made in this press release are forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon Intrexon’s current expectations and projections about future events and generally relate to Intrexon’s plans, objectives and expectations for the development of Intrexon’s business. Although management believes that the plans and objectives reflected in or suggested by these forward-looking statements are reasonable, all forward-looking statements involve risks and uncertainties and actual future results may be materially different from the plans, objectives and expectations expressed in this press release. These risks and uncertainties include, but are not limited to, (i) Intrexon’s current and future ECCs and joint ventures; (ii) Intrexon’s ability to successfully enter new markets or develop additional products, whether with its collaborators or independently; (iii) actual or anticipated variations in Intrexon’s operating results; (iv) actual or anticipated fluctuations in Intrexon’s competitors’ or its collaborators’ operating results or changes in their respective growth rates; (v) Intrexon’s cash position; (vi) market conditions in Intrexon’s industry; (vii) Intrexon’s ability, and the ability of its collaborators, to protect Intrexon’s intellectual property and other proprietary rights and technologies; (viii) Intrexon’s ability, and the ability of its collaborators, to adapt to changes in laws or regulations and policies; (ix) the rate and degree of market acceptance of any products developed by a collaborator under an ECC or through a joint venture; (x) Intrexon’s ability to retain and recruit key personnel; (xi) Intrexon’s expectations related to the use of proceeds from its public offerings and other financing efforts; (xii) Intrexon’s estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and (xiii) Intrexon’s expectations relating to its subsidiaries and other affiliates. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Intrexon’s actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Intrexon’s Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in Intrexon’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and Intrexon undertakes no duty to update this information unless required by law.

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For more information regarding Intrexon Corporation, contact:

Investor Contact:

Christopher Basta

Vice President, Investor Relations

Tel: +1 (561) 410-7052

investors@intrexon.com

Corporate Contact:

Marie Rossi, Ph.D.

Senior Manager, Technical Communications

Tel: +1 (301) 556-9850

publicrelations@intrexon.com

Intrexon Corporation and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)	June 30, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$98,899	$27,466
Short-term investments	67,431	88,495
Receivables
Trade, net	141,133	14,582
Related parties	17,406	12,622
Note	1,521	1,501
Other	670	559
Inventory	27,001	25,789
Prepaid expenses and other	5,477	3,759

Total current assets	359,538	174,773
Long-term investments	—	27,113
Equity securities	101,896	164,889
Property, plant and equipment, net	40,863	38,000
Intangible assets, net	162,234	65,947
Goodwill	118,965	101,059
Investments in affiliates	2,960	3,220
Other assets	6,483	1,271

Total assets	$792,939	$576,272

Liabilities and Total Equity

Current liabilities
Accounts payable	$7,322	$6,267
Accrued compensation and benefits	12,430	7,736
Other accrued liabilities	6,875	5,731
Deferred revenue	28,737	16,522
Lines of credit	873	2,273
Current portion of long term debt	1,427	1,675
Current portion of deferred consideration	7,559	7,064
Related party payables	57,584	214

Total current liabilities	122,807	47,482
Long term debt, net of current portion	8,040	8,694
Deferred consideration, net of current portion	13,396	13,421
Deferred revenue, net of current portion	151,273	96,687
Deferred tax liability	9,609	—
Other long term liabilities	887	699

Total liabilities	306,012	166,983

Commitments and contingencies
Total equity
Common stock	—	—
Additional paid-in capital	948,922	843,001
Accumulated deficit	(471,802)	(458,236)
Accumulated other comprehensive loss	(2,285)	(4)

Total Intrexon shareholders’ equity	474,835	384,761
Noncontrolling interests	12,092	24,528

Total equity	486,927	409,289

Total liabilities and total equity	$792,939	$576,272

Intrexon Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
Amounts in thousands, except share and per share data)	2015	2014	2015	2014

Revenues
Collaboration and licensing revenues	$17,181	$11,764	$31,964	$19,601
Product revenues	14,266	9	23,199	9
Service revenues	13,255	—	23,212	—
Other revenues	189	14	365	31

Total revenues	44,891	11,787	78,740	19,641

Operating Expenses
Cost of products	11,764	53	20,439	86
Cost of services	6,503	—	11,865	—
Research and development	20,381	14,434	99,688	26,492
Selling, general and administrative	23,673	15,382	51,301	29,017

Total operating expenses	62,321	29,869	183,293	55,595

Operating loss	(17,430)	(18,082)	(104,553)	(35,954)

Other Income (Expense), Net
Unrealized and realized appreciation (depreciation) in fair value of equity securities	(20,609)	(33,777)	94,845	(11,855)
Interest expense	(359)	(40)	(702)	(79)
Interest income	344	110	644	198
Other expense, net	(326)	(74)	(59)	(82)

Total other income (expense), net	(20,950)	(33,781)	94,728	(11,818)
Equity in net loss of affiliates	(2,180)	(1,355)	(4,136)	(1,891)

Loss before income taxes	(40,560)	(53,218)	(13,961)	(49,663)
Income tax benefit (expense)	(934)	283	(1,729)	(23)

Net loss	$(41,494)	$(52,935)	$(15,690)	$(49,686)
Net loss attributable to the noncontrolling interests	831	892	2,124	1,758
Net loss attributable to Intrexon	$(40,663)	$(52,043)	$(13,566)	$(47,928)

Net loss per share, basic and diluted	$(0.37)	$(0.53)	$(0.13)	$(0.49)

Weighted average shares outstanding, basic and diluted	109,318,471	98,892,601	107,720,040	98,113,493

Intrexon Corporation and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

Adjusted EBITDA and Adjusted EBITDA per share. To supplement Intrexon’s financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), Intrexon presents Adjusted EBITDA and Adjusted EBITDA per share. A reconciliation of Adjusted EBITDA to Intrexon’s net income or loss attributable to Intrexon under GAAP appears below. Adjusted EBITDA is a non-GAAP financial measure that Intrexon calculates as net income or loss attributable to Intrexon adjusted for income tax expense or benefit, interest expense, depreciation and amortization, stock-based and executive incentive compensation, contribution of services by shareholder, noncash research and development expenses related to the acquisition of our license agreement with the University of Texas MD Anderson Cancer Center, realized and unrealized appreciation or depreciation in the fair value of equity securities, equity in net loss of affiliate and the change in deferred revenue related to upfront and milestone payments. Adjusted EBITDA and Adjusted EBITDA per share are key metrics for Intrexon’s management and Board of Directors for evaluating the Company’s financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital. Management and the Board of Directors believe that Adjusted EBITDA and Adjusted EBITDA per share are useful to understand the long-term performance of Intrexon’s core business and facilitates comparisons of the Company’s operating results over multiple reporting periods. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results in the same manner as its management and board of directors. While Intrexon believes that these non-GAAP financial measures are useful in evaluating its business, and may be of use to investors, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as non-GAAP financial measures presented by other companies. Adjusted EBITDA and Adjusted EBITDA per share are not measures of financial performance under GAAP, and are not intended to represent cash flows from operations nor earnings per share under GAAP and should not be used as an alternative to net income or loss as an indicator of operating performance or to represent cash flows from operating, investing or financing activities as a measure of liquidity. Intrexon compensates for the limitations of Adjusted EBITDA and Adjusted EBITDA per share by using them only to supplement the Company’s GAAP results to provide a more complete understanding of the factors and trends affecting the Company’s business. Adjusted EBITDA and Adjusted EBITDA per share have limitations as an analytical tool and you should not consider them in isolation or as a substitute for analysis of Intrexon’s results as reported under GAAP.

In addition to the reasons stated above, which are generally applicable to each of the items Intrexon excludes from its non-GAAP financial measure, Intrexon believes it is appropriate to exclude certain items from the definition of Adjusted EBITDA for the following reasons:

•	Interest expense may be subject to changes in interest rates which are beyond Intrexon’s control;

•	Depreciation of Intrexon’s property and equipment and amortization of acquired identifiable intangibles can be affected by the timing and magnitude of business combinations and capital asset purchases;

•	Stock-based compensation expense is a noncash expense and may vary significantly based on the timing, size and nature of awards granted and also because the value is determined using formulas which incorporate variables, such as market volatility. Executive incentive compensation expenses are determined by the compensation committee of the Board of Directors at the end of the year and may be based on, among other items, the results of Adjusted EBITDA, exclusive of such expenses.

•	Contribution of services by shareholder is a noncash expense which Intrexon excludes in evaluating its financial and operating performance;

•	Unrealized and realized appreciation or depreciation in the fair value of securities which Intrexon holds in its collaborators may be significantly impacted by market volatility and other factors which are outside of the Company’s control in the short term and Intrexon intends to hold these securities over the long term except as provided above;

•	Equity in net loss of affiliate reflects Intrexon’s proportionate share of the income or loss of entities over which the Company has significant influence, but not control, and accounts for using the equity method of accounting. Our acquisition of the license agreement with the University of Texas MD Anderson Cancer Center was a noncash expense we incurred to obtain access to specific technologies, which are strategic to us. Intrexon believes excluding the impact of such losses or gains on these types of strategic investments from its operating results is important to facilitate comparisons between periods; and

•	GAAP requires Intrexon to account for its collaborations as multiple-element arrangements. As a result, the Company defers certain collaboration revenues because certain of its performance obligations cannot be separated and must be accounted for as one unit of accounting. The collaboration revenues that Intrexon so defers arise from upfront and milestone payments received from the Company’s collaborators, which Intrexon recognizes over the future performance period even though the Company’s right to such consideration is neither contingent on the results of Intrexon’s future performance nor refundable in the event of nonperformance. In order to evaluate Intrexon’s operating performance, its management adjusts for the impact of the change in deferred revenue for these upfront and milestone payments in order to include them as a part of adjusted EBITDA when the transaction is initially recorded. The adjustment for the change in deferred revenue removes the noncash revenue recognized during the period and includes the cash and stock received from collaborators for upfront and milestone payments during the period. Intrexon believes that adjusting for the impact of the change in deferred revenue in this manner is important since it permits the Company to make quarterly and annual comparisons of the Company’s ability to consummate new collaborations or to achieve significant milestones with existing collaborators. Further, Intrexon believes it is useful when evaluating its financial and operating performance, generating future operating plans and making strategic decisions about the allocation of capital.

The following table presents a reconciliation of net income attributable to Intrexon to EBITDA and also to Adjusted EBITDA, as well as the calculation of Adjusted EBITDA per share, for each of the periods indicated:

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
	(In thousands)
Net loss attributable to Intrexon	$(40,663)	$(52,043)	$(13,566)	$(47,928)
Interest expense	341	25	668	48
Income tax expense (benefit)	934	(283)	1,729	23
Depreciation and amortization	3,781	1,937	7,225	3,711

EBITDA	$(35,607)	$(50,364)	$(3,944)	$(44,146)
Stock-based and executive incentive compensation expense	7,855	6,817	18,011	10,557
Contribution of services by shareholder	—	507	—	977
Bad debt expense	591	—	984	—
Research and development license with MD Anderson Cancer Center paid in stock	—	—	59,579	—
Unrealized and realized (appreciation) depreciation in fair value of equity securities	20,609	33,777	(94,845)	11,855
Equity in net loss of affiliates	2,180	1,355	4,136	1,891
Impact of change in deferred revenue related to upfront and milestone payments	58,797	(2,517)	55,866	26,026

Adjusted EBITDA	$54,425	$(10,425)	$39,787	$7,160

Weighted average shares outstanding, basic	109,318,471	98,892,601	107,720,040	98,113,493
Weighted average shares outstanding, diluted	111,717,458	98,892,601	109,851,535	99,941,705
Adjusted EBITDA per share, basic	$0.50	$(0.11)	$0.37	$0.07
Adjusted EBITDA per share, diluted	$0.49	$(0.11)	$0.36	$0.07

Pro Forma Net Income Attributable to Intrexon and Pro Form Net Income Attributable to Intrexon Per Basic Share. Intrexon is providing this information to investors and others to assist them in understanding and evaluating the Company’s operating results over the periods reported in light of the effect of a special distribution. By providing an assessment of the company’s performance for the quarter and the first six months of the fiscal year without giving effect to the distribution, investors and others are able to assess the performance of Intrexon and its execution of its business in a manner consistent with prior periods. In addition, Intrexon believes that information concerning the value of the distribution to its shareholders is relevant information that its investors and others would wish to know. While Intrexon believes that these non-GAAP financial measures are useful in evaluating its business, and may be of use to investors, this information should be considered as supplemental in nature and is not meant as a substitute for the related financial information prepared in accordance with GAAP. In addition, these non-GAAP financial measures may not be the same as non-GAAP financial measures presented by other companies.

The following table presents a reconciliation of net loss attributable to Intrexon to Pro Forma Net Income Attributable to Intrexon, as well as the calculation of Pro Forma Net Income Attributable to Intrexon per basic share, for each of the periods indicated:

	Three months ended June 30, 2015	Six months ended June 30, 2015
Net loss attributable to Intrexon	$(40,663)	$(13,566)
ZIOPHARM Share Appreciation (1)	41,545	41,545

Pro forma net income attributable to Intrexon	$882	$27,979

Pro forma net income attributable to Intrexon per share, basic	$0.01	$0.26

Pro forma weighted average shares outstanding, basic	109,318,471	107,720,040

(1)	Represents share appreciation of the 17,830,305 shares of ZIOPHARM common stock distributed to our shareholders on June 12, 2015; this amount was calculated assuming a price of $2.33 per share, which represents the difference between ZIOPHARM’s June 30, 2015 closing price of $12.00 and the June 11, 2015 closing price of $9.67.